Exhibit 99(a)(10)(A)

Notice of Grant of Stock Options and Option Agreement	Magma Design Automation, Inc. ID: 77-0454924 5460 Bayfront Plaza Santa Clara, CA 95054-3600

Name	Option Number:	000XXXX
Address 1	Plan:	XXXX
Address 2
City, State, Zip	ID:	xxx-xx-xxxx

Effective mm/dd/yyyy, you have been granted a(n) Incentive Stock Option to buy xxx shares of Magma Design Automation, Inc. (the Company) stock at $xx.xx per share.

The total option price of the shares granted is $xx,xxx.xx.

Shares in each period will become fully vested on the date shown.

Shares	Vest Type	Full Vest	Expiration
xxx	On Vest Date	mm/dd/yyyy	mm/dd/yyyy

x,xxx	Monthly	mm/dd/yyyy	mm/dd/yyyy

By your signature and the Company’s signature below, you and the Company agree that these options are granted under and governed by the terms and conditions of the Company’s Stock Option Plan as amended and the Option Agreement, all of which are attached and made a part of this document.

Magma Design Automation, Inc.	Date

Optionee Name	Date

[For U.S. employees]

STOCK OPTION AGREEMENT

TERMS AND CONDITIONS

MAGMA DESIGN AUTOMATION, INC.

2001 Stock Incentive Plan

THIS STOCK OPTION AGREEMENT TERMS AND CONDITIONS (the “Agreement”), together with the Notice of Stock Option Grant (the “Notice of Grant”) to which this Agreement is attached, constitute the Stock Option Agreement referred to in the Magma Design Automation, Inc. 2001 Stock Incentive Plan (the “Plan”) with respect to the option granted to you pursuant to the Notice of Grant (the “Option”). This Option is intended to be a Nonstatutory Stock Option, as provided in the Notice of Grant.

1. Exercise

[Vesting schedule depends on how long the optionee has been employed by the Company]

The Option evidenced by this Agreement becomes exercisable ((i) with respect to [12.5%] [16.667%] [25%] of the Shares subject to the Option on the six month anniversary of the vesting commencement date, and (ii) with respect to an additional [2.083%] [2.777%] [4.167%] of the Shares subject to the Option on or after each full month following the six month anniversary of the vesting commencement date, as summarized in the Notice of Grant. Your rights to exercise the Option accrue only for the time period you render Service to the Company following your vesting commencement date. Your vesting commencement date is the date six months prior to the first “Full Vest Date” set forth in the Notice of Grant.

2. Term The Option expires on the date shown in the Notice of Grant, but in no event later than the tenth anniversary of the Date of Grant set forth in the Notice of Grant. The Option may expire earlier in connection with the termination of your Service, as described below.

3. Regular Termination If your Service with the Company or a Subsidiary terminates for any reason excluding death, Total and Permanent Disability or Cause (as defined below), this Option will expire on the date three months after your termination date. Your “Termination Date” will be the date you are no longer actively providing Service to the Company.

4. Death or Disability If your Service with the Company or a Subsidiary terminates as a result of your Total and Permanent Disability or death, this Option will expire on the date six months after your Termination Date.

5. Cause If your Service with the Company or a Subsidiary terminates for Cause, this Option will expire on the date seven days following your Termination Date. For purposes of this section, “Cause” shall mean (i) continued failure to perform substantially your duties, which standard of duties shall be referenced to the standards set by the Company at the date of this Agreement (other than as a result of sickness, accident or similar cause beyond your reasonable control) after receipt of a written warning and your being given thirty (30) days to cure the failure; (ii) willful misconduct or gross negligence, which is demonstrably injurious to the Company or any of its Subsidiaries, including without limitation willful or grossly negligent failure to perform your material duties as an officer or employee of the Company or any of its Subsidiaries or a material breach of this Agreement, your employment agreement (if any) or your Proprietary Information and Inventions Agreement with the Company; (iii) conviction of or plea of nolo contendere to a felony; or (iv) commission of an act of fraud against, or the misappropriation of property belonging to, the Company or any affiliated company, employee, customer or supplier of the Company.

6. Leaves of Absence For purposes of this Option, your Service does not terminate when you go on a military leave of absence, a sick leave of absence or another bona fide leave of absence, if the leave of absence was approved by the Company in writing and if continued crediting of Service is required by the terms of the leave or by applicable law. Your Service will terminate when the approved leave of absence ends unless you immediately return to active employment. Except as provided by applicable law, or unless expressly provided in writing pursuant to a Company-approved leave of absence, the period of the approved leave of absence will not be credited as Service to the Company for the purposes of determining when your Option vests. In accordance with the preceding sentence, the dates on which the Option would otherwise vest will be postponed by the number of days of the approved leave of absence.

7. Restrictions on Exercise The Company will not permit you to exercise this Option if the issuance of Shares at that time would violate any law or regulation. The exercise of this Option and the issuance of the Shares upon such exercise is subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. No Shares will be issued or delivered to you under the Plan unless and until there has been compliance with such applicable laws.

8. Notice of Exercise When you wish to exercise this Option you must notify the Company by completing the Notice of Stock Option Exercise in the form attached to this Agreement (or such other form approved by the Company) (the “Notice of Exercise”) and filing it with the Treasury Department of the Company. The exercise of your Option will be effective when the Notice of Exercise and payment of the Exercise Price is received by the Company. In the case of a cashless exercise through a securities broker approved by the Company, the Notice of Exercise form must be filed in advance and approved by the Company prior to placing the order with the broker. This Notice of Exercise form may be superseded by a Company-sponsored web-based trading program that includes security measures sufficient to ensure your identification, such that your entry of a web-based exercise or cashless exercise constitutes your request and authorization to exercise the Option. If someone else wants to exercise this Option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

9. Form of Payment. Payment may be made (i) by personal check, a cashier’s check or a money order, (ii) in shares of Company Stock which have been owned by you or your representative for more than twelve (12) months and which are surrendered to the Company in good form for transfer, or (iii) by delivering a Committee-approved form of irrevocable direction to a securities broker approved by the Company to sell all or part of the Shares subject to the Option and to deliver to the Company from the sale proceeds an amount sufficient to pay the aggregate Exercise Price and any federal, state or local withholding taxes. In the case of a cashless exercise, the balance of the sale proceeds will be delivered to you and you will not receive any Shares. In the case of any other exercise method described herein, as soon as practicable after the date you exercise your Option, the Company shall issue to you the purchased Shares, (as evidenced by the appropriate entry in the books of the Company or a duly authorized transfer agent of the Company). Notwithstanding the foregoing, a form of payment will not be available if the Committee determines, in its sole and absolute discretion, that such form of payment could violate any law or regulation.

10. Withholding Taxes and Stock Withholding. You will not be allowed to exercise this Option unless you make arrangements acceptable to the Company to pay any federal, state or local withholding taxes that may be due as a result of the Option exercise. These arrangements may include withholding Shares of Company Stock that otherwise would be issued to you when you exercise this Option. The value of these Shares, determined as of the effective date of Option exercise, will be applied to the withholding taxes.

11. Restrictions on Resale. By entering into this Stock Option Agreement Terms and Conditions, you agree not to sell any Shares at a time when applicable laws or Company policies prohibit a sale. This restriction will apply as long as you are providing Service to the Company or a Subsidiary.

12. Transfer of Option. Prior to your death, only you can exercise this Option. You cannot sell, transfer, assign, pledge or otherwise alienate this Option. For instance, you may not sell this Option or use it as security for a loan. If you attempt to do any of these things, this Option will immediately become invalid. You may in any event dispose of this Option in your will. Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your former spouse, nor is the Company obligated to recognize your former spouse’s interest in your Option in any other way.

13. Retention Rights. Neither your Option nor this Agreement gives you the right to be retained by the Company or a Subsidiary in any capacity. The Company and its Subsidiaries reserve the right to terminate your Service at any time, with or without Cause.

14. Stockholder Rights. You have no rights as a stockholder of the Company until you have exercised this Option by giving the required Notice of Exercise to the Company and paying the Exercise Price. No adjustments are made for dividends or other rights if the applicable record date occurs before you exercise this Option, except as described in the Plan.

15. Adjustments. In the event of a stock split, a stock dividend or a similar change in Company Stock, the number of Shares subject to this Option and the Exercise Price per share may be adjusted pursuant to the Plan.

16. Applicable Law. This Option grant and the provisions of this Agreement will be interpreted and enforced under the laws of the State of California (without regard to choice-of-law provisions).

17. The Plan and Other Agreements. The text of the Plan is incorporated in this Agreement by reference. Capitalized terms used herein and not defined shall have the meanings set forth in the Plan. This Agreement, the Notice of Grant, the Notice of Exercise and the Plan constitute the entire understanding between you and the Company regarding this Option. Any prior agreements, commitments or negotiations concerning the Option are superseded. This Agreement, the Notice of Grant and the Notice of Exercise may be amended only by another written agreement, signed by both you and the Company.

18. Severability The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

19. Electronic Delivery The Company may, in its sole discretion, decide to deliver any documents related to the Option granted under the Plan or future Options that may be granted under the Plan by electronic means or to request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

BY SIGNING THE NOTICE OF GRANT, YOU AGREE TO ALL OF THE

TERMS AND CONDITIONS DESCRIBED IN THE NOTICE OF GRANT, THE

AGREEMENT, THE NOTICE OF EXERCISE AND THE PLAN, AND ACKNOWLEDGE

RECEIPT OF A COPY OF THE PLAN